                                                                  EXHIBIT 14.1.1

                        CHARTER OAK COMMUNITY BANK CORP.
                            ROCKVILLE FINANCIAL, INC.
                                 ROCKVILLE BANK
                STANDARDS OF CONDUCT POLICY - BOARD OF DIRECTORS

                                  7 March 2005

I.    INTRODUCTION

Rockville Financial, Inc., along with its parent company, Charter Oak Community Bank Corp. and its subsidiary, Rockville Bank and its subsidiaries (hereinafter collectively referred to as the "Bank") are committed to the highest standards of professional and ethical conduct. The purpose of this Standards of Conduct Policy - Board of Directors ("Policy") is to provide general guidance to members of the Board of Directors of the Bank on acceptable conduct in a number of areas, including conflicts of interest, the treatment of confidential information and specific policies. This Policy applies to all Directors of the Bank.

This Policy is not comprehensive. It provides guidance for carrying out your responsibilities on behalf of the Bank and observing the highest standards of ethical conduct. This Policy does not address every conceivable situation that may arise and you are responsible for exercising sound judgment, applying ethical principles and raising questions when in doubt.

II.   CONFLICTS OF INTEREST

Any Director who has any financial interest, whether directly or indirectly through his/her spouse or in the name of his/her minor children, or who is aware of such interest of any parent, brother, sister or majority age child, in any contract, transaction or decision to which the Bank may become a party shall disclose such financial interest to the Board Chairman and shall not participate in any way in any discussion or decision making with respect to such contract, transaction or decision.

No Director of the Bank, except full time officers, may be employed for compensation by the Bank for any purpose. This prohibition does not apply to compensation received by a Director for his/her role as Director, Board Committee member, chair or the like.

It is expected that if a Director recognizes a potential conflict of interest, that the Director will immediately so notify the Board Chairman and will withdraw from any discussion and/or vote on the related issue. This should be noted in the minutes.

It is each Director's responsibility to address potential conflicts of interest, which do not surface through the normal processes. This may be brought to the attention of the Board Chairman or Bank President. Action taken may include asking an individual Director if he/she has a potential conflict, and if so, that he/she withdraw from discussion and vote. This will be so noted in the minutes.

III.  GIFTS AND FEES FROM CUSTOMERS AND SUPPLIERS

The acceptance of gifts from customers or suppliers of the Bank may give rise to serious questions of business ethics and, at certain levels, is illegal. The following activities by Directors are, therefore, prohibited: (a) soliciting for themselves or a third party (other than the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank; and (b) accepting anything of value (other than bona fide salary, wages and fees) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated. This applies with respect to Bank customers and suppliers to the Bank, such as attorneys, real estate agents and insurance agents. No gifts of cash in any amount are acceptable. Gifts to Directors or members of their Immediate Family of securities, real property, or legacies under wills or trust instruments of customers must be disclosed to the Bank President. "Immediate Family" means parent, spouse, child, brother or sister of the Director.

The Bank realizes, however, and the law allows that a "reasonable" standard of conduct permits a Director to receive the normal amenities that facilitate the discussion of bona fide Bank business, such as business meals, entertainment activities, or special occasion gifts, but does not allow the receipt of benefits that serve no demonstrable business purpose. Acceptance is permissible where it is based on family or personal relationships existing independent of Bank business, where the benefit is available to the general public under the same conditions on which it is available to the Director, or where the benefit would be paid by the Bank as a reasonable business expense if not paid for by another party.

Other circumstances where the acceptance of amenities by a Director may be permissible include: (a) Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Directors, such as home mortgage loans, except where prohibited by law; (b) Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items; (c) Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or (d) Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

Any gift of tangible goods of more than $50.00 in value must be reported to and approved by the Bank President. If acceptance of the gift is not approved in writing, the gift must be returned or gifted to a charity of the Bank's choice with a letter explaining Bank policy, with a copy filed with the Bank's Corporate Secretary. No specific dollar limit is established with respect to gifts that are intangible in nature, such as meals, entertainment, accommodations, travel arrangements, and the like. Directors should use discretion in accepting such intangible gifts, which must be of reasonable value and provide an opportunity for facilitating bona fide business discussions or relationships. Any situation raising questions as to whether it is appropriate to accept an intangible gift should be discussed in advance with the Bank President.

IV.   BORROWING FROM CUSTOMERS

Directors may not borrow from customers or suppliers of the Bank, other than recognized lending institutions.

V.    CONFIDENTIAL INFORMATION

Each Director acknowledges the extreme importance of confidentiality with respect to the affairs of the Bank. In light of this acknowledgment, each Director agrees to keep confidential, during and after service on the Board, all information acquired pertaining to the Bank and any related activities in the course of membership on the Board. This commitment to confidentiality includes:

-     Information regarding customers or suppliers.

- Information regarding the strategic plan, programs and progress toward meeting goals in the plan and the Bank's competitive position.

- Issues related to the Board's legal, ethical and regulatory responsibility for the oversight of the Bank. This includes information regarding appointment and reappointment of officers, information included in reports of examination, and statistical data about the Bank.

- Financial information including annual budgets, revenues, expenses, long term capital expenditure plans and equipment purchases, and information regarding the Bank's financial condition such as debt, liquidity, return on investment, profitability and other financial data.

- Performance of management, including evaluation data, compensation, contract and employment conditions, and top management succession plans.

It is particularly important that Directors recognize the sensitivity of information regarding strategic plans, capital decisions, real estate purchases, decisions regarding branches, mergers and other plans that may have an impact on the Bank's competitive position relative to other financial service organizations in the service area.

It is each Director's responsibility to address infractions of confidentiality by individual Directors or officers and to take action to remedy the problem. If infractions of confidentiality by individuals continue, they are to be referred to the Board Chairman or Bank President. It is the expectation that the Board Chairman refer the issue to the Nominating Committee and/or will recommend to the Board of Directors that the individual who has violated any of these provisions concerning confidential information be asked to resign or be removed.

VI.   SPECIFIC POLICIES

Laws, regulations and policies ("Rules") specifically affecting the conduct of Directors of banking institutions are promulgated from time to time. Bank management will provide Directors with educational opportunities from time to time by which Directors may become acquainted with specific Rules. Such Rules include Regulation O, which restricts borrowings by Directors (and others), the Federal Bank Bribery Law, which restricts gifts and gratuities to Directors (and others) and Insider Trading Law, which restricts securities trading, based on non-public information. The Bank has separate "Regulation O Policy" and "Insider Trading Policy" which are applicable to all Directors and incorporated by reference in this Policy.

VII.  ACCOUNTING COMPLAINTS

The Bank's policy is to comply with all financial reporting and accounting regulations applicable to the Bank. If any Director of the Bank has concerns or complaints regarding questionable accounting or auditing matters of the Bank, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) in accordance with the Bank's Whistleblower Policy described in the Standards of Conduct Policy-Employees. A confidential investigation will be conducted and appropriate action will be taken.

VIII. REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Violations, or suspected violations, of this Policy should be reported to the Chairman or Vice Chairman of the Board or the Bank President. The Board of Directors as a whole, excluding the Director in question, shall take appropriate action with respect to the failure of any Director to comply with this Policy.

The Bank will not permit retaliation of any kind by or on behalf of the Bank and its employees, officers and Directors against good faith reports or complaints of violations of this Policy or other illegal or unethical conduct.

IX.   AMENDMENTS AND WAIVERS OF THE POLICY

This Policy may be amended or modified by the Board of Directors.

Waivers of the provisions of this Policy are subject to special rules and may be made only with the approval of the Board of Directors. Any such waiver will be publicly disclosed in accordance with applicable law, regulations and NASDAQ listing requirements.

X.    CONCLUSION

Each Director is expected to read and understand the contents of this Policy in order to be alert to situations that could create a violation or a conflict of interest. Any questions regarding this Policy may be discussed with the Senior Vice President of Human Resources or the Bank President.

Each Director is required to complete an Annual Statement of Acknowledgement regarding the Policy. This statement will be filed with the Corporate Secretary.

                        CHARTER OAK COMMUNITY BANK CORP.
                            ROCKVILLE FINANCIAL, INC.
                                 ROCKVILLE BANK
                STANDARDS OF CONDUCT POLICY - BOARD OF DIRECTORS
                          STATEMENT OF ACKNOWLEDGEMENT

I,_____________ , A DIRECTOR OF ROCKVILLE FINANCIAL, INC. AND/OR ITS PARENT COMPANY OR SUBSIDIARIES, HAVE REVIEWED AND UNDERSTAND THE STANDARDS OF CONDUCT POLICY - BOARD OF DIRECTORS AND HAVE COMPLIED, AND UNDERSTAND THAT I AM EXPECTED TO COMPLY WITH IT IN THE FUTURE.

_____________________                              _____________________________
DATE                                               SIGNATURE

                                                   _____________________________
                                                   NAME, PLEASE PRINT